      As filed with the Securities and Exchange Commission on May 7, 1999

                                                      Registration No. 333-70943

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          Pre-Effective Amendment No.1
                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       _________________________________

                          WATSON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

               NEVADA                                    95-3872914
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
     incorporation or organization)

                               311 BONNIE CIRCLE
                           CORONA, CALIFORNIA  91720
                                 (909) 270-1400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        _______________________________

                               ROBERT C. FUNSTEN
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          WATSON PHARMACEUTICALS, INC.
                               311 BONNIE CIRCLE
                           CORONA, CALIFORNIA  91720
                                 (909) 270-1400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                            MICHEL J. FELDMAN, ESQ.
                              STEVE CURTIS, ESQ.
                             D'ANCONA & PFLAUM LLC
                         111 E. WACKER DR., STE. 2800
                            CHICAGO, IL  60601-4205
                                (312) 602-2000

              - - - - - - - - - - - - - - - - - - - - - - - - - -

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               From time to time after the effective date of this
                       Registration Statement on Form S-3

              - - - - - - - - - - - - - - - - - - - - - - - - - -

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              ___________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


             INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

     This registration statement on Form S-3 relates to the shares of the registrant's common stock issuable upon exercise of the TheraTech stock options described herein. The registrant has already filed a registration statement on Form S-8 relating to shares of its common stock issuable upon exercise of the stock options held by officers, consultants, and employees of TheraTech which are eligible to be registered on Form S-8.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    PRELIMINARY PROSPECTUS DATED MAY 7, 1999

                             SUBJECT TO COMPLETION

                                   PROSPECTUS

                                 55,587 SHARES
                          WATSON PHARMACEUTICALS, INC.
                        COMMON STOCK ($0.0033 PAR VALUE)

     This prospectus relates to up to 55,587 shares of Watson common stock that may be issued upon exercise of stock options issued under the TheraTech, Inc. 1992 Amended and Restated Directors' Stock Option Plan. On January 15, 1999, a subsidiary of Watson Pharmaceuticals, Inc., a Nevada corporation, merged with TheraTech, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of October 23, 1998. At the time of the merger each share of TheraTech common stock outstanding was converted into the right to receive approximately 0.2663 of a share of Watson common stock, including certain stock options previously exercisable for TheraTech common stock that are now exercisable for Watson common stock.

     See "DESCRIPTION OF STOCK OPTIONS" below on page 12 for a description of the stock options. See "RISK FACTORS" below on page 6 for a description of risks associated with investing in stock options to acquire Watson common stock.

     Watson common stock is traded on the New York Stock Exchange under the symbol "WPI." On May 5, 1999, the last reported sale price of the company's common stock on the New York Stock Exchange was $40.38 per share.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                  The date of this prospectus is       , 1999

                          INFORMATION REGARDING WATSON

     Watson is a fully integrated pharmaceutical company engaged in the research and development, production, marketing and distribution of off-patent and branded pharmaceutical products.

     Watson has made significant recent acquisitions of businesses, products and technologies. During 1997, Watson acquired Royce Laboratories, Inc., a developer and manufacturer of off-patent pharmaceutical products, and Oclassen Pharmaceuticals, Inc., a developer and marketer of dermatology products. Watson acquired The Rugby Group, Inc., a developer and marketer of off-patent pharmaceutical products, in February 1998. Watson also made several product acquisitions during 1997 and 1998, including the acquisition of certain oral contraceptive products from G.D. Searle & Co. and the acquisition of an anti-hypertensive product from Rhone-Poulenc Rorer. In January 1999, Watson acquired TheraTech, Inc., a leading drug-delivery company. Watson continues regularly to review potential opportunities to acquire or invest in other technologies, products or product rights and businesses compatible with its existing business.

     Watson's principal executive offices are located at 311 Bonnie Circle, Corona, California 91720. Its telephone number is (909) 270-1400.

                                  RISK FACTORS

     In addition to other information in this prospectus on Form S-3, you should carefully consider the following risk factors in evaluating Watson's business.

Risks Associated with Investing in Watson common stock

An investment in stock options to acquire shares of Watson common stock may not provide you with the same return as your investment in options to acquire shares of TheraTech common stock.

     As a result of the merger between Watson and TheraTech, the nature of your investment has changed. TheraTech is no longer an independent company; it is a wholly owned subsidiary of Watson. TheraTech option holders are now Watson option holders. Your continuing financial interest in the business of TheraTech, a drug-delivery technology company, has ceased and you now have a financial interest in the business of Watson, a larger and fully integrated pharmaceutical company. The value of your stock options will increase if the value of Watson common stock increases above your exercise price (as adjusted to reflect the merger of Watson and TheraTech) and the value of your stock options will decline if the value of Watson common stock decreases. The value of TheraTech's business may or may not have an effect on the value of Watson common stock. If you exercise your stock options to acquire shares of Watson common stock, you will be entitled to vote on all matters submitted to a vote of the Watson stockholders; however, you will not acquire a right to vote on matters specifically affecting TheraTech.

The effect of future transactions on Watson's business or stock price is uncertain.

     Watson regularly reviews potential transactions related to technologies, products or product rights and businesses complementary to its business. Such transactions could include mergers, acquisitions, strategic alliances, licensing agreements or co-promotion agreements. In the future, Watson may choose to enter into such transactions at any time. The impact of transactions on the market price of a company's stock is often uncertain, but may cause substantial fluctuations to the market price. Consequently, you should be aware that the announcement of any such transaction could have a material adverse effect upon the market price of Watson's common stock. Moreover, depending upon the nature of any transaction, Watson may experience a charge to earnings, which could be material, and could possibly have an adverse impact upon the market price of Watson common stock. In connection with the TheraTech merger, Watson expects to record merger-related expenses of approximately $20 million in the first quarter of 1999. In addition, this transaction or any other future transaction could be disruptive to the management of Watson, and any such disruption could also have a material adverse effect on its business or financial condition.

Watson's stock price has experienced substantial volatility. Watson has not paid and does not intend to pay dividends.

     The market price of Watson common stock has been and may continue to be volatile. For example, the market price of Watson common stock has fluctuated during the past twelve months between $30.50 per share and $63.00 per share and may continue to fluctuate. Generally market price fluctuations in a company's stock may be due to acquisition or other material public announcements, along with a variety of additional factors including, without limitation:

     (a)  new product introductions,
     (b)  the purchasing practices of the company's customers,
     (c)  changes in the degree of competition for a company's products,
     (d) the announcement of technological innovations or new commercial products by a company or its competitors,
     (e)  governmental regulation,
     (f)  regulatory approvals or regulatory issues,
     (g)  developments relating to patents or proprietary rights,
     (h) publicity regarding actual or potential clinical results with respect to products under development by a company or others and
     (i) political developments or proposed legislation in the pharmaceutical or healthcare industry.

Any of these factors, among others, could have a significant impact on the market price of Watson's common stock.

     The company has not paid any cash dividends since inception, although certain of its wholly-owned subsidiaries may have paid dividends prior to a combination with Watson. Watson does not anticipate paying cash dividends in the foreseeable future.

Holders of the company's issued common stock could experience dilution as a result of future transactions.

     In April 1998, Watson filed a registration statement with the SEC which allows Watson to raise up to $300 million from offerings of senior or subordinated debt securities, common stock, preferred stock or a combination thereof, at such times and in such amounts as Watson deems appropriate. To date, Watson has issued $150 million in senior unsecured notes pursuant to such registration statement. In addition,

     (a) Watson may engage in future transactions, including the acquisition of technologies, products, product rights and businesses, which could involve the issuance of its securities and

     (b) Watson has commitments pursuant to existing stock option plans and free-standing stock options and warrants which are likely to result in the issuance of additional shares of Watson common stock.

The issuance of any securities for these or other reasons could result in dilution of existing shareholders' equity interest in Watson. In addition, the Watson Board of Directors has the authority to issue, without vote or action of shareholders, shares of preferred stock, in one or more series, and to fix the rights, preferences, privileges and restrictions thereof. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of Watson common stock. The Watson Board of Directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future.

Risks Associated with Investing in the Business of Watson

Watson is dependent on product development and commercialization for continued growth and development.

     Watson's future results of operations will depend to a significant extent upon its ability to successfully commercialize new proprietary and off-patent pharmaceutical products in a timely manner. As a result, new products must be continually developed, tested and manufactured and, in addition, must meet regulatory standards and receive requisite regulatory approvals. Products currently in development by the company may or may not receive the regulatory approvals necessary for marketing by Watson or other third-party partners. Furthermore, the development and commercialization process is time-consuming and costly. If any of Watson's products, if and when developed and approved, cannot be successfully commercialized, Watson's operating results could be adversely affected. This risk particularly exists with respect to the development of proprietary products because of the uncertainties and higher costs associated with research and development of such products and the unproven market acceptability of such products. Delays or unanticipated costs in any part of the process or the inability of Watson to obtain regulatory approval for its products, including failure to maintain its manufacturing facilities in compliance with all applicable regulatory requirements, could adversely affect Watson's operating results.

Watson is dependent on key personnel for its continued growth and development.

     The success of Watson's present and future operations will depend, to a great extent, upon the experience, abilities and continued services of certain executive officers of Watson, including Allen Y. Chao, Ph.D. The loss of the services of any of these officers could have a material adverse effect on the company. Watson has entered into employment agreements with certain of its executive officers, including Dr. Chao. Watson does not carry key-man life insurance on any of its officers. Watson's success also will depend upon its ability to attract and retain other highly qualified scientific, managerial, sales and manufacturing personnel. However, there is a risk of departure of employees due to certain factors, including factors relating to the integration process following mergers. Competition for such personnel is intense. In this respect, Watson competes with numerous pharmaceutical and healthcare companies, as well as universities and nonprofit research organizations. If Watson cannot continue to attract and retain qualified personnel, the company's results of operations and strategic plan may be negatively impacted.

Watson may not be able to obtain patent coverage or otherwise protect proprietary technology.

     Watson's success with its proprietary products will depend in part on its ability to obtain patent protection for its products. Watson has a number of U.S. and foreign patents issued and pending. However, if Watson's patent applications are not approved, or, if approved, if such patents are not upheld in a court of law, it may prohibit Watson from commercially exploiting products it develops. Also, such patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by competitors, in which case the company's ability to commercially exploit these products may be diminished.

     Watson also relies on trade secrets and proprietary know-how which it seeks to protect, in part, through confidentiality agreements with its partners, customers, employees and consultants. It is possible that these agreements will be breached or that they won't be enforceable in every instance, and that Watson will not have adequate remedies for any such breach. It is also possible that Watson's trade secrets will become known or independently developed by competitors.

     Watson may be required or may desire to obtain licenses to patents and other proprietary rights held by third parties to develop, manufacture and market products. If Watson is unable to obtain these licenses on commercially reasonable terms, or if any licensed patents or proprietary rights are deemed invalid or unenforceable, Watson's ability to commercially exploit such products may be inhibited. In addition, intellectual property law is subject to change by the courts and other governmental bodies. For example, a 1997 Supreme Court ruling could impact a party's ability to enforce its patents and to defend against potential patent infringement claims by third parties. Watson's ability to commercialize its products will depend on it not infringing the valid patent rights of others. Litigation concerning patents and proprietary technologies can be protracted and expensive and brand companies are increasingly suing competitors as a way of delaying the introduction of competitors' products. Any such litigation may be costly and time consuming, and could result in a substantial delay in a new product introduction, any of which could have a material adverse effect on Watson's business, financial condition or results of operations.

Watson may experience difficulty integrating the business of TheraTech into its operations.

     The merger of Watson and TheraTech involves the integration of two companies that have previously operated independently. Watson and TheraTech may encounter difficulties in integrating their businesses, which could have a material adverse effect on the operating results or financial condition of the combined company's business. Watson or TheraTech may experience disruption in its business or employee base as a result of uncertainty following the merger and during the integration process. There is also a risk that key employees of TheraTech may seek employment elsewhere, including with competitors. Furthermore, the operations, management and personnel of the two companies may not be compatible, and Watson or TheraTech may also experience the loss of key personnel for that reason. If the companies are not able to successfully blend their products and technology to create the advantages which the TheraTech merger is intended to create, it may affect the company's results of operations, its ability to develop and introduce new products and the market price of your shares. Further, there may be overlap between the products or customers of Watson and TheraTech which may create conflicts in relationships or other commitments detrimental to the integrated businesses.

Increased competition may cause reduced revenues and gross margins.

     Due to the introduction of products from time to time that may compete with Watson's products, Watson may continue to experience increased price competition. Consequently, Watson may experience a reduction in future sales or gross margin of such products which, absent additional offsetting revenues, could have a material adverse effect on the financial condition and results of operations of Watson.

Watson is dependent on certain suppliers that in some cases may be the only source of finished products or raw materials.

     Some materials used in Watson's manufactured products, and some products sold by Watson, are currently available only from sole or limited suppliers. This includes products that have historically accounted for a significant portion of Watson's revenues. In addition, sources for materials for Watson's products must be approved by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration and/or other governmental agencies or bodies. For some products sold by Watson, only one or very few suppliers have been approved for certain component materials or products. Any interruption or delay in supply of materials or products from sole or limited source suppliers, or delays in the applicable governmental approval of new suppliers, or delay in approving Watson as the manufacturer of such products, could have a material adverse effect on Watson's business.

The Year 2000 issue may affect Watson's operations.

     Watson has assessed and continues to assess the potential impact of the situation commonly referred to as the "Year 2000 Issue." The Year 2000 Issue concerns the inability of information systems and computer software programs to properly recognize and process date sensitive information relating to the Year 2000 and beyond. Watson has several information system improvement initiatives underway which management believes will adequately address the Year 2000 Issue. However, if third party payors, suppliers, distributors, transporters or joint venture partners do not adequately address their Year 2000 Issues or if Watson fails to successfully complete its Year 2000 initiative, it could be adversely affected in the future.

Watson may not receive anticipated income from its existing or future joint ventures.

     A portion of Watson's net income is derived from joint ventures. In addition, a substantial portion of Watson's efforts in developing controlled-release technology prior to the TheraTech merger was primarily conducted through joint ventures. These arrangements involve various partners. Watson does not control the joint ventures or the commercial exploitation of the licensed products. Although restrictions contained in certain of Watson's joint venture arrangements have not in the past had a material adverse impact on Watson's marketing of its products, any such marketing restriction could affect future revenues and have a material adverse effect on its operations. Watson's earnings may be negatively impacted if existing collaborative or joint venture partners withdraw or if these products are not timely developed, approved or successfully commercialized.

Product liability claims are a risk and insurance is expensive.

     The design, development and manufacture of Watson's products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive and may be difficult to obtain, and may not be available in the future on acceptable terms, or at all. Although Watson currently maintains product liability insurance for its products in the amounts Watson believes to be commercially reasonable, if the coverage limits of Watson's insurance policies are not adequate, a claim brought against Watson, whether fully covered by insurance or not, could have a material adverse effect upon Watson.

Risks Associated with Investing in the Pharmaceutical Industry

The pharmaceutical industry is extensively regulated by various government agencies.

     All pharmaceutical manufacturers are subject to extensive, complex, costly and evolving governmental regulations and restrictions administered by the Food and Drug Administration ("the FDA"), other federal and state agencies, and numerous governmental authorities in other countries. Moreover, Watson and certain of its vendors are subject to the periodic inspection of their facilities and operations and/or the testing of their products by the Food and Drug Administration, the U.S. Drug Enforcement Agency, the U.S. Environmental Protection Agency and similar state, local and foreign regulatory authorities. Each of these organizations conducts periodic inspections to confirm continued compliance with its regulations. In connection with such an inspection by the FDA of the company's Corona, California facility, the FDA issued to the company a Warning Letter in January 1999. The Warning Letter related to the company's current Good Manufacturing Practices compliance in areas such as documentation, training and laboratory controls. The company has responded to the Food and Drug Administration and has adopted certain improvements to its procedures. Watson intends to implement certain additional corrective improvements and anticipates that these activities will be substantially completed within the next few months. The company does not expect that expenditures for these improvements will be material. Production at Watson's Corona facility has not been interrupted and the company expects that production will continue while it
implements the improvements.   In connection with a January 1999 inspection of
the company's Miami, Florida facility, the FDA issued to Watson a Warning Letter in April 1999. In the Warning Letter, the agency commented that observations about inadequate investigations, documentation and training had appeared in past inspection reports (although the FDA acknowledged that a number of these had occurred prior to Watson purchase of the Miami facility). Watson believes that certain ongoing improvements it has implemented and intends to implement at its Miami facility will address the FDA's concern and has responded to the FDA accordingly. Moreover, in the April 1999 Warning Letter, the FDA acknowledged that it had received the company's previously submitted responses to the FDA's observations made in its January 1999 inspection. The FDA's January 1999 observations generally concerned the company's current Good Manufacturing Practices compliance in areas such as documentation, investigations and training. The FDA stated that it would evaluate the corrections taken by the company at the FDA's next inspection.

     Failure to comply with governmental regulations can result in fines, unanticipated compliance expenditures, interruption of production and criminal prosecution. Although Watson has instituted internal compliance programs, if such programs do not meet regulatory agency standards or if compliance is deficient in any way, it may have a material adverse effect on the company.

     The process for obtaining governmental approval to manufacture and market pharmaceutical products is rigorous, time-consuming and costly, and Watson cannot predict the extent to which it may be affected by legislative and regulatory developments. Watson is dependent on receiving FDA and other governmental approvals prior to manufacturing, marketing and shipping its products. Consequently, there is always the chance that the FDA or other applicable agency will not approve products, or that the rate, timing and cost of such approvals will adversely affect Watson's product introduction plans or results of operations. The Uruguay Round Agreements Act ("URAA"), which became effective June 8, 1994, lengthens the term of existing and future patents by changing the patent term to the longer of 17 years from the date of patent grant or 20 years from the date of patent application. These URAA changes could postpone approval eligibility of some products.

The pharmaceutical industry is highly competitive which affects the company's product selection, pricing, gross margins and market share.

     The pharmaceutical industry is intensely competitive. Watson's competitors vary depending upon product categories, and within each product category, upon dosage strengths and drug-delivery systems. Such competitors include the major brand name and off-patent manufacturers of pharmaceuticals, especially those doing business in the United States. Many competitors have been in business for a longer period of time than Watson, have a greater number of products on the market and have greater financial and other resources. Newly introduced off-patent products with limited or no off-patent competition are typically sold at higher selling prices, often resulting in increased gross profit margins. As competition from other manufacturers intensifies, selling prices typically decline. Consequently, the maintenance of profitable operations will depend, in part, on Watson's ability to maintain efficient production capabilities and to develop and introduce new products in a timely and cost-effective manner. Developments by others could make Watson's products or technologies noncompetitive or obsolete.

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. YOU SHOULD BE AWARE THAT ANY SUCH STATEMENTS ARE PROJECTIONS OR ESTIMATES AS TO FUTURE EVENTS, WHICH MAY OR MAY NOT OCCUR. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS.

                      WHERE YOU CAN FIND MORE INFORMATION

     Information regarding Watson, including historical financial statements and detailed descriptions of the business of Watson is included in documents other than this prospectus. Watson files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy reports, statements or other information about Watson on file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also find Watson's Securities and Exchange Commission filings through commercial document retrieval services and the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.
                                                             ------------------
You may find additional information about Watson via its website:

http://www.watsonpharm.com.  Information in the company's web site is intended
--------------------------
to be timely and accurate; however, there can be no assurance that this is the case. Such information is expressly excluded from this prospectus.

     The company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "registration statement") with respect to the shares of the company's common stock to be issued pursuant to this prospectus. This document is a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. Statements contained herein or in any document incorporated by reference herein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each circumstance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, or incorporated by reference. Each such statement is qualified in all respects by such reference. The registration statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus may refer you to information about Watson located in other documents. The information in those documents, which are identified below, is specifically deemed to be part of this prospectus and to have been delivered to you in connection with making your decision to vote on the merger. You can obtain a free copy of these and other documents on the Securities and Exchange Commission's Web site or, free of charge, by writing, calling or faxing:

                     Attention:  Ms. Sara Swee
                     Director Of Corporate Communications.
                     Watson Pharmaceuticals, Inc.
                     311 Bonnie Circle
                     Corona, California  91720
                     Tel:  (909) 270-1400
                     Fax: (909) 270-1429

     The following documents filed with the Securities and Exchange Commission are incorporated by reference herein:

     1. Annual Report of the company on Form 10-K for the year ended December 31, 1998.

     2.  Current Report of the company on Form 8-K dated January 15, 1999.

     3. The description of the company's common stock contained in its Registration Statement on Form
         8-A dated April 3, 1992.

     You should also consider as a part of this document all documents that Watson files under the Securities Exchange Act of 1934, as amended, after the date of this prospectus but prior to the termination of the offering made by this prospectus. If any document Watson files under the Securities Exchange Act of 1934 changes in any way a statement made in any earlier document, including this document, you should consider the most recently reported information to be the correct information, rendering the earlier statements invalid to the extent they are modified.

     You should only rely on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with different information. You should only consider this prospectus an offer to purchase the securities discussed in this prospectus if it is lawful in the jurisdiction in which you reside. Although we believe we have provided you with all of the information which would be helpful to you in your decision to acquire shares of common stock, it is possible that after we have delivered this prospectus to you events may occur at Watson which might affect your decision and or the value of common stock.

                                USE OF PROCEEDS

     The net proceeds received by the company upon any exercise of the stock options described below under "DESCRIPTION OF STOCK OPTIONS" will be added to the company's capital and will be used for general corporate purposes. During periods that the exercise prices of such options are higher than the market price of the company's common stock, the company does not expect that such options will be exercised.

                          DESCRIPTION OF STOCK OPTIONS

     In connection with the merger, each of the TheraTech stock options has become an option to purchase a number of whole shares of Watson common stock equal to the number of shares of TheraTech common stock into which such stock options were exercisable immediately prior to the merger multiplied by the exchange ratio of 0.2663 at a stock option exercise price determined by dividing the exercise price of such stock option immediately prior to the merger by the exchange ratio of 0.2663 (being rounded to the nearest full cent with $0.005 rounded upward).

                              GENERAL DESCRIPTION

     Under the 1992 TheraTech Directors' Stock Option Plan, non-employee directors of TheraTech, directors who were not officers or employees of TheraTech, were eligible to receive stock option grants. The Directors' Stock Option Plan provided for:

          (a) an initial grant of a stock option to acquire 7,500 shares of TheraTech common stock (which equates to approximately 1,997 shares of Watson common stock after applying the exchange ratio of 0.2663) providing that one-third of the shares subject to each initial grant of a stock option becoming exercisable on the first, second and third anniversary of its grant date, respectively, and

          (b) each non-employee director received a stock option to purchase 4,000 shares of TheraTech common stock during each year thereafter that the non-employee director continued to serve as director (which equates to approximately 1,065 shares of Watson common stock after applying the exchange ratio of 0.2663).

     A total of 208,750 options to acquire TheraTech common stock was issued and outstanding under the Directors' Stock Option Plan at the time of the merger, which equates to approximately 55,587 shares of Watson common stock, after applying the exchange ratio of 0.2663.

     The exercise price per share of all stock options granted under the Directors' Stock Option Plan was equal to the per share fair market value of TheraTech common stock on the date of grant. Payment of the purchase price upon exercise of any stock option granted under the Directors' Stock Option Plan may be made in cash, by Watson common stock held by the optionee or by promissory note.

                                 LEGAL MATTERS

     The validity of the issuance of the company's common stock being offered hereby will be passed upon for the company by D'Ancona & Pflaum LLC, Chicago, Illinois. As of the date of this registration statement, Michel J. Feldman, a member of D'Ancona & Pflaum LLC and a director of the company, beneficially owns 46,000 shares of the company's common stock, 1,000 of which he disclaims beneficial ownership. In addition, other members of D'Ancona & Pflaum LLC own additional shares of the company's common stock, which ownership is not material in the aggregate.

                                    EXPERTS

     The consolidated financial statements of Watson Pharmaceuticals, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Oclassen Pharmaceuticals, Inc. for the years ended December 31, 1996 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated in this prospectus by reference from the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The only expenses incurred in connection with this transaction are the following, all of which are estimated.

     Accounting fees and expenses..............................   $ 8,000
     Legal fees and expenses...................................   $ 8,000

     Total.....................................................   $16,000
                                                                  =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.751 of the Nevada Revised Statutes authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including reimbursement for expenses incurred). The registrant has provided for indemnification to the fullest extent permitted by the provisions of the Nevada statute in its Articles of Incorporation and Bylaws.

     The registrant maintains a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, provides coverage up to $30,000,000 in the aggregate (subject to a $250,000 retention per loss) arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses the registrant for amounts which lawfully indemnifies the registrant or as required or permitted by law to indemnify its directors and officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

       2.1 Agreement and Plan of Merger, among Watson Pharmaceuticals, Inc., TheraTech, Inc. and The Jazz Merger Corp. dated as of October 23, 1998, incorporated by reference to Appendix A of the Proxy Statement/Prospectus included in the Registration Statement on S-4, Reg. No. 333-68007 and hereby incorporated by reference.

       3.1 Articles of Incorporation of Watson and all amendments thereto, filed as Exhibit 3.1 to Watson's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and Exhibit 3.1 (A) to Watson's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and hereby incorporated by reference.

       3.2  Bylaws of Watson, as amended as of December 11, 1998, filed as
            Exhibit 3.2 to Watson's Registration Statement on Form S-8 filed on January 21, 1999 and hereby incorporated by reference.

       4.1 TheraTech, Inc. 1992 Amended and Restated Directors' Stock Option Plan, incorporated by reference to TheraTech's Proxy Statement filed in connection with its 1994 Annual Meeting of Stockholders, and hereby incorporated by reference.

      *5.1 Opinion of D'Ancona & Pflaum LLC as to the legality of the common stock being offered.

      *5.2 Opinion of Kummer, Kaempfer, Bonner & Renshaw as to the legality of the common stock being offered.

     *23.1  Consent of D'Ancona & Pflaum LLC (included in exhibits 5.1).

     *23.2 Consent of Kummer, Kaempfer, Bonner & Renshaw (included in exhibit 5.2).

      23.3  Consent of PricewaterhouseCoopers LLP.

      23.4  Consent of Deloitte & Touche LLP.

      23.5  Consent of Arthur Andersen LLP.

     *24.1  Power of Attorney.

     ________________________
     *Previously filed.

     (b) Financial Statement Schedules

     None.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (see Item 15 above), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on the 6th day of May, 1999.


                                               WATSON PHARMACEUTICALS, INC.
                                               (registrant)
                                                      By:   /s/     ALLEN Y. CHAO
                                                         ------------------------
                                                             Allen Y. Chao, Ph.D.
                                            Chairman, Chief Executive Officer and
                                          President (Principal Executive Officer)

                                                      By:   /s/  MICHAEL E. BOXER
                                                         ------------------------
                                                                 Michael E. Boxer
                                                          Chief Financial Officer
                                                    (Principal Financial Officer)

                                                      By:   /s/     R. CHATO ABAD
                                                         ------------------------
                                                                    R. Chato Abad
                                                           Vice President-Finance
                                                   (Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                  Signatures                                            Titles                             Date
                  ----------                                            ------                             ----
           /s/ Allen Y. Chao, Ph.D                      Chairman, Chief Executive Officer and           May 6, 1999
----------------------------------------------          President (Principal Executive Officer)
              Allen Y. Chao, Ph.D.

                    *                                   Director                                        May 6, 1999
----------------------------------------------
              Michel J. Feldman

                    *                                   Director                                        May 6, 1999
----------------------------------------------
              Michael J. Fedida

                    *                                   Director                                        May 6, 1999
----------------------------------------------
             Alec D. Keith, Ph.D.

                    *                                   Director                                        May 6, 1999
----------------------------------------------
             Albert F. Hummel

                    *                                   Director                                        May 6, 1999
----------------------------------------------
             Ronald R. Taylor

                    *                                   Director                                        May 6, 1999
----------------------------------------------
              Andrew L. Turner


 *By:    /s/  ALLEN Y. CHAO                             Attorney-in-fact                                May 6, 1999
----------------------------------------------
        Allen Y. Chao, Ph.D.

                          WATSON PHARMACEUTICALS, INC.
                                 EXHIBIT INDEX
                   PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3


       2.1 Agreement and Plan of Merger, among Watson Pharmaceuticals, Inc., TheraTech, Inc. and The Jazz Merger Corp. dated as of October 23, 1998, incorporated by reference to Appendix A of the Proxy Statement/Prospectus included in the Registration Statement on S-4, Reg. No. 333-68007 and hereby incorporated by reference.

       3.1 Articles of Incorporation of Watson and all amendments thereto, filed as Exhibit 3.1 to Watson's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and Exhibit 3.1 (A) to Watson's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and hereby incorporated by reference.

       3.2  Bylaws of Watson, as amended as of December 11, 1998, filed as
            Exhibit 3.2 to Watson's Registration Statement on Form S-8 filed on January 21, 1999 and hereby incorporated by reference.

       4.1 TheraTech, Inc. 1992 Amended and Restated Directors' Stock Option Plan, incorporated by reference to TheraTech's Proxy Statement filed in connection with its 1994 Annual Meeting of Stockholders and hereby incorporated by reference.

      *5.1 Opinion of D'Ancona & Pflaum LLC as to the legality of the common stock being offered.

      *5.2 Opinion of Kummer, Kaempfer, Bonner & and Renshaw as to the legality of the common stock being offered.

     *23.1  Consent of D'Ancona & Pflaum LLC (included in exhibit 5.1).

     *23.2 Consent of Kummer, Kaempfer, Bonner & Renshaw (included in exhibit 5.2).

      23.3  Consent of PricewaterhouseCoopers LLP.

      23.4  Consent of Deloitte & Touche LLP.

      23.5  Consent of Arthur Andersen LLP.

     *24.1  Power of Attorney.

     ________________________
     *    Previously filed.